Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com

FOR IMMEDIATE RELEASE

    MAY 10, 2012

QUALITY SYSTEMS, INC. REPORTS PRELIMINARY FISCAL 2012 FOURTH QUARTER AND YEAR-END RESULTS; ANNOUNCES CONFERENCE CALL INFORMATION

Issues Guidance on Fiscal 2013

IRVINE, Calif. … May 10, 2012 …Quality Systems, Inc. (NASDAQ:QSII) announced today preliminary unaudited results for its fiscal year and fourth quarter ended March 31, 2012.

For the full 2012 fiscal year, the Company expects to report revenues between $428 and $431 million, net income between $75 and $77 million and fully diluted earnings per share between $1.27 and $1.30.

For the fiscal 2012 fourth quarter, the Company expects to report revenues between $107 and $111 million, net income between $14 and $16 million and fully diluted earnings per share between $0.24 and $0.27.

“Although the 2012 fourth quarter results were impacted due to delays associated with both the closing of several fourth quarter opportunities and recognition of revenue related to a large customer implementation project, we are focused on continuing to develop and provide enhanced solutions that address the rapidly changing healthcare landscape. We are well positioned to help our clients address the necessary requirements for successfully participating in the future delivery of healthcare,” said Steven T. Plochocki, Quality Systems’ chief executive officer.

“We continue to remain optimistic about the growth opportunities that lie ahead as our customers and other industry participants embrace new healthcare information technology solutions to address changing reimbursement models and healthcare reform,” Plochocki, concluded.

Quality Systems’ management also announced annual revenue and earnings per share guidance for the upcoming 2013 fiscal year. Revenues are expected to increase between 20 and 24 percent and earnings per share are expected to grow between 20 and 25 percent versus the 2012 fiscal year.

Quality Systems will host a conference call to discuss its fiscal 2012 fourth quarter and year-end results on Thursday, May 17, 2012 at 10:00 AM ET (7:00 AM PT). Quality Systems’ financial results for the fiscal 2012 fourth quarter and year-end will be released prior to market open on Thursday, May 17, 2012.

All participants should dial 877-941-8609 at least ten minutes prior to the start of the call. International callers should dial 480-629-9692. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.qsii.com, click on the “Investors” tab, then

-more-

Quality Systems, Inc.

Fiscal Fourth Quarter and Year-end Preliminary Unaudited Results

select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4539176. The replay will be available from approximately 12:00 PM ET on Thursday, May 17, 2012, through 11:59 PM ET on Thursday, May 24, 2012.

A transcript of the conference call will be made available on the Company’s website at www.qsii.com.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2011, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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